Exhibit 99.1

Harris Corporation Doubles Net Income In Second Quarter;
Revenue Increases By 16%

MELBOURNE, Florida, January 27, 2004 – Harris Corporation (NYSE:HRS) today reported a 103 percent increase in net income for its fiscal 2004 second quarter and a 16 percent gain in revenue, primarily as a result of continuing strong organic growth in its government businesses.

Revenue in the second quarter of fiscal 2004 was $608.6 million, compared to $523.9 million in the year-ago quarter. Net income in the second quarter of fiscal 2004 was $33.1 million, or $ .50 per diluted share, compared to the prior-year quarter of $16.3 million, or $.25 per diluted share. Results in the second quarter of fiscal 2003 were reduced by an $8.3 million pre-tax charge related to cost-reduction actions in the company’s Microwave Communications segment. Results in the second quarter of fiscal 2004 included a non-operating loss of $6.0 million, compared to a $3.1 million non-operating gain in the prior-year quarter.

“Our government businesses continue to experience very strong demand across all major customer areas, including the Department of Defense, intelligence agencies and other U.S. government agencies, as well as the defense forces of allied nations worldwide,” said Howard L. Lance, chairman, president, and CEO. “Long-term, strategic programs to modernize communications infrastructures have resulted in unprecedented demand for Harris’ secure communications and information-processing systems and services. Our systems provide capabilities for communications, intelligence gathering, surveillance, and reconnaissance that are helping U.S. and allied forces move to a new network-centric platform for warfare and security.

“We have made great strides in reducing operating expenses in our three commercial businesses, and each of these businesses had sequential revenue growth in the quarter,” Lance said. “And, while not satisfied with the absolute level of sales and operating income in our commercial businesses, we are encouraged by meaningful progress. We will continue to drive cost reductions and revenue creation programs aimed at improving operating performance in the remainder of the year and beyond.

“In January, Harris won an important contract that we believe will significantly raise the visibility of the company’s total communications capabilities,” Lance said. “Harris was awarded a $96 million contract to rebuild and enhance the Iraqi Media Network (IMN). IMN will bring modern radio and TV broadcast and newspaper infrastructure and media content to the people of Iraq. Our Government Communications Systems and Broadcast Communications businesses will work together to create a fully integrated, technically advanced media network that will provide a reliable, timely, and relevant mass media capability. For this historic project, Harris has teamed with two media companies in the region that have invaluable experience in the broadcast and newspaper industry. Harris is uniquely positioned to develop this new network capability, and we believe the project positions us for additional commercial business in the region.”

Government Communications Systems
Second quarter operating income in the company’s Government Communications Systems segment increased 48 percent to $36.3 million, compared to $24.5 million in the prior-year quarter. Revenue increased 25 percent to $341.5 million, versus $272.7 million in the second quarter of fiscal 2003. The improved operating margin in the second quarter reflects better program execution, higher performance award fees, and a contract resolution.

Revenue was driven by double-digit growth in each of the segment’s key markets. Harris is responding to the U.S. government’s growing requirements for improved communications infrastructure, intelligence gathering, and information processing. The segment’s classified business remained very strong in the quarter and other major platform programs continued to ramp up, including the FAA Telecommunications Infrastructure, the Joint Strike Fighter, Space Based Radar, and the U.S. Census Bureau database program. Total backlog, including funded and unfunded programs, was $3.7 billion at quarter end.

During the quarter, Harris won a 30-month, $85 million contract to develop four prototypes for the next-generation Advanced Extremely High Frequency Multi-band Terminals for the U.S. Navy. The satellite terminals will be installed on ship, shore, and submarine platforms. Should Harris win the competition for the production contract, scheduled to be awarded in June 2006 and includes up to 300 terminal systems, the value could exceed $1.4 billion by 2014. Also during the quarter, Harris won a two-year, $24 million follow-on defense communications contract for production of Multi-functional Information Distribution System Low Volume Terminals. These terminals will provide U.S. military forces with secure, jam-resistant, voice and data transmission capabilities.

In December, Harris achieved a major milestone in the FAA Telecommunications Infrastructure (FTI) program. The FAA approved, ahead of schedule, deployment of the new FTI system to the first 27 sites. The 15-year, potential $3.5 billion program is designed to improve telecommunications and operations functions at more than 5,000 FAA facilities nationwide. Harris won the program in July 2002.

RF Communications
The RF Communications segment reported operating income of $29.5 million in the second quarter, a 54 percent increase compared to $19.1 million in the prior-year quarter. Revenue in the segment increased 40 percent to $105.6 million, compared to $75.3 million in the second quarter of 2003.

Strong sales continued for Harris’ Falcon® II tactical radios. Harris is successfully addressing heightened requirements for communications superiority by U.S. and allied military forces. Increased participation by coalition forces and troop rotations in Iraq and Afghanistan has amplified operator experience on, and preference for, Harris radios.

The UK Bowman Tactical Radio Programme and the U.S. Joint Tactical Radio System – two long-term, next-generation programs – provide solid support for future growth in the segment. International orders during the quarter included radios for defense forces in Armenia, Saudi Arabia, the Philippines, Norway, and the United Kingdom.

During the quarter, Harris received a $9.3 million follow-on order, as part of a $39 million contract, for HF strategic radio systems for the U.S. Navy. Harris is the nation’s premier supplier of shipboard HF radios and since 1992 has been awarded contracts valued at more than $180 million for Navy HF radio systems. Also during the quarter, Harris was awarded a $9.6 million contract to provide its Presidio encryption modules for communications security devices, which protect classified and sensitive digital data transmissions for the U.S. Government. Increasing market demand for data encryption is the result of the U.S. military’s expanding use of data in mission analysis and execution. Last year, Harris’ Sierra™ Encryption Module was selected for Cluster 1 of the U.S. Joint Tactical Radio System program.

Microwave Communications
Revenue in the Microwave Communications segment was $79.6 million in the second quarter of fiscal 2004, representing a 5 percent increase over the prior-year quarter. Sequential sales grew 21 percent, compared to the first quarter of fiscal 2004, and sales in the international market were significantly higher. The segment reported an operating loss of $1.6 million, compared to a loss of $8.2 million in the prior-year quarter, which included $8.3 million of expenses related to cost-reduction actions. Cost-reduction actions taken in previous quarters have significantly reduced operating expenses in the segment. Gross margin, however, was negatively impacted by international product mix and pricing, and by unfavorable foreign exchange rates.

Demand for Harris microwave radios in North America continues to be strong. Mobile network providers are continuing to expand capacity, reduce dependence on leased lines, and expand their footprint. Private network sales also increased for industrial, government, utility and transportation applications.

During the second quarter, Harris booked a $12 million order from MTN Nigeria Communications to provide MegaStar® radios for the cellular operator’s high-capacity backhaul GSM network. Following the close of the quarter, Harris booked an additional $12 million from MTN Nigeria. MTN Nigeria, a new customer for Harris, is part of MTN Group, Africa’s leading mobile telephony company with more than 5 million subscribers.

Also, following the close of the quarter, Harris announced one of the first orders for its new TRuepoint™ microwave radio system. Lannet Communications, a leading telecommunications services provider in Greece, will use the new microwave technology for the backbone of its new multi-service network. TRuepoint™ is the first Harris microwave radio system that features programmable radio design, supporting a wide range of frequencies and capacities.

Network Support
The Network Support segment reported second quarter revenue of $18.7 million, a 55 percent increase over the prior-year quarter. The segment reported operating income of $1.6 million, compared to an operating loss of $2.5 million in the second quarter of fiscal 2003. The segment is benefiting from higher sales of the company’s new EXP™ field technician test product and extensive cost-reduction actions implemented over the past two years.

During the quarter MTC-Vodafone, the first mobile telecommunications provider in Kuwait, selected Harris as the prime contractor for its new multi-million-dollar Integrated Network Management System project. The project is being developed around Harris’ NetBoss™ network management system.

Broadcast Communications
The Broadcast Communications segment reported revenue of $66.4 million and operating income of $2.6 million in the second quarter of fiscal 2004. In the second quarter of fiscal 2003, the segment reported revenue of $94.2 million and operating income of $6.0 million. The second quarter of fiscal 2003 benefited from a large radio order in Romania and from significant sales of digital TV equipment. Sequentially, revenue in the quarter increased 14 percent and operating income improved, primarily due to improvement in the segment’s studio products and systems business.

During the second quarter of fiscal 2004, Harris received four new orders for full-power upgrades on digital TV equipment, including orders from Tribune Broadcasting, Hearst-Argyle Broadcasting, and Quincy Newspapers, Inc. In addition, sales increased for studio products and systems, an area that had been heavily impacted by the economic downturn in the broadcast industry. Harris also received additional orders for digital radio transmission equipment in the quarter. We were further encouraged by the launch of several digital radio receivers at the recent Consumer Electronics Show.

In international markets, Harris radio transmitters and related equipment were selected for the Broadcasting Board of Governors (BBG) Radio SAWA, Radio Free Iraq, and Voice of America broadcast services. Harris broadcast equipment also will be used to modernize the Iraqi Media Network, as discussed above.

Financial Position & Other Items

The financial position and level of liquidity of Harris continues to be very strong. Positive cash flow provided by operations during the first two quarters of fiscal 2004 totaled $127.4 million, compared to $63.5 million in the prior-year’s comparable period. Cash and cash equivalents on hand at the end of the second quarter were $493.9 million, substantially greater than the $409.8 million total debt outstanding. Net cash provided by operating activities improved in each segment during the first two quarters of fiscal 2004. The earliest scheduled maturity of any long-term debt is in 2007, and the company has in excess of $300 million of unused committed credit facilities available.

Second quarter fiscal 2004 results reflect a $5.0 million pre-tax charge included in non-operating income, which is associated with a write down in the carrying value of Harris’ interest in Teltronics, Inc. Also included in second quarter fiscal 2004 results is a $3.3 million income tax benefit from the resolution of a foreign tax audit.

Outlook

“As we announced on January 20, 2004, Harris has increased its earnings guidance for fiscal 2004 as a result of strong growth in our government businesses. That growth is now expected to continue in the third and fourth quarters of the year,” said Lance. “Current earnings guidance for fiscal 2004 is a range of $1.85 to $1.95 per share. Previous guidance was $1.50 to $1.65 per share.

“Both our Government Communications Systems and RF Communications segments continue to deliver stronger than expected performance as a result of our participation in a number of ongoing programs involving advanced communication systems and tactical radios. In addition, the positive impact from previous expense-reduction actions taken in our commercial segments have put these businesses in a strong position for margin improvement and increased operating income as the economy shows consistent improvement and the commercial markets rebound.”

Harris Corporation is an international communications technology company focused on providing assured communications™ product, system and services for government and commercial customers. The company’s five operating divisions serve markets for government communications, tactical radio, broadcast, microwave, and network support systems. Harris provides systems and service to customers in more than 150 countries. Additional information about Harris Corporation is available at www.harris.com.

NOTE: In conjunction with the quarterly earnings release, the company will conduct a conference call on Tuesday, January 27 at 5 p.m. (ET). Interested individuals are invited to listen to the call by using a dial-in number: (719) 457-2617, access code: 379730. The conference call also will be broadcast live via the Internet at http://www.harris.com/conference-call and a replay will be available at the same site.

Forward-Looking Statement
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: expectations for strong performance in our government-related businesses, the potential value of contract awards and potential contract awards, and earnings guidance for fiscal 2004. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: uncertain economic conditions which make it difficult to estimate growth in our markets and, as a result, future income and expenditures; the severe telecommunications slow-down, which has had and may continue to have a negative effect on our telecom businesses; our dependence on the U.S. Government for a significant portion of our revenues, as the loss of this relationship or a shift in U.S. Government funding could have adverse consequences on our future business; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential changes in U.S. Government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. Government contracts; risks inherent with large long-term fixed price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer demand for financing and customer credit risk; cost reductions, which may not yield the benefits we expect and could have adverse effects on our future business; the impact of competitive products and pricing; risks inherent in developing new technologies; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which we operate. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Attachments: Financial Statements (four tables).

# # #

Media inquiries: Tom Hausman at 321-727-9131, or tom.hausman@harris.com

Investor relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

Table 1
HARRIS CORPORATION
FY’04 Second Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME

(in millions, except per share amounts)	Quarter Ended		Two Quarters Ended
	January 2,	December 27,	January 2,	December 27,
	2004	2002	2004	2002
Revenue from product sales and services	$608.6	$523.9	$1,167.8	$974.1

Cost of product sales and services	(449.7)	(388.7)	(869.4)	(724.0)
Engineering, selling and administrative expenses	(104.9)	(108.9)	(200.6)	(205.7)
Non-operating income (loss)	(6.0)	3.1	(6.0)	19.3
Interest income	1.5	1.9	2.8	3.5
Interest expense	(6.3)	(6.6)	(12.6)	(12.3)

Income before income taxes	43.2	24.7	82.0	54.9
Income taxes	(10.1)	(8.4)	(22.9)	(18.7)

Net income	$33.1	$16.3	$59.1	$36.2

Net Income Per Common Share
Basic	$.50	$.25	$.89	$.55
Diluted	.50	.25	.89	$.55

Cash dividends paid per common share	$.10	$.08	$.20	$.16

Average basic shares outstanding	66.3	66.2	66.3	66.2
Average diluted shares outstanding	66.8	66.3	66.7	66.4

Table 2
HARRIS CORPORATION
FY’04 Second Quarter Summary
BUSINESS SEGMENT INFORMATION

(in millions)	Quarter Ended		Two Quarters Ended
	January 2,	December 27,	January 2,	December 27,
	2004	2002	2004	2002
Revenue
Government Communications Systems	$341.5	$272.7	$675.9	$524.7
RF Communications	105.6	75.3	194.8	139.1
Microwave Communications	79.6	75.6	145.2	131.6
Network Support	18.7	12.1	33.8	25.3
Broadcast Communications	66.4	94.2	124.8	162.1
Corporate eliminations	(3.2)	(6.0)	(6.7)	(8.7)

	$608.6	$523.9	$1,167.8	$974.1

Income Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$36.3	$24.5	$68.2	$48.2
RF Communications	29.5	19.1	54.5	33.9
Microwave Communications	(1.6)	(8.2)	(3.8)	(15.5)
Network Support	1.6	(2.5)	3.4	(5.2)
Broadcast Communications	2.6	6.0	3.7	7.9
Headquarters expense	(12.4)	(12.6)	(24.9)	(24.9)
Corporate eliminations	(2.0)	—	(3.3)	—
Non-operating income (loss)	(6.0)	3.1	(6.0)	19.3
Net interest	(4.8)	(4.7)	(9.8)	(8.8)

	$43.2	$24.7	$82.0	$54.9

Table 3
HARRIS CORPORATION
FY’04 Second Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)	Two Quarters Ended
	January 2,	December 27,
	2004	2002
Operating Activities
Net income	$59.1	$36.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27.1	26.2
Non-current deferred income tax	5.0	3.4
Gain on the sale of securities available-for-sale	(2.1)	(9.4)
Gain on the sale of LiveTV, LLC	—	(18.8)
(Increase) decrease in:
Accounts and notes receivable	5.6	9.2
Unbilled costs and inventories	18.6	(7.3)
Increase (decrease) in:
Accounts payable and accrued expenses	(7.0)	(2.4)
Advance payments and unearned income	32.7	24.4
Income taxes	(12.2)	0.8
Other	0.6	1.2

Net cash provided by operating activities	127.4	63.5

Investing Activities
Additions of plant and equipment	(28.9)	(29.6)
Cash paid for selected investments	—	(2.3)
Proceeds from the sale of securities available-for-sale	3.1	12.4
Proceeds from the sale of LiveTV, LLC	—	19.0

Net cash used in investing activities	(25.8)	(0.5)

Financing Activities
Increase (decrease) in debt, net	(25.2)	102.0
Proceeds from sale of common stock	8.0	0.9
Repurchase of common stock	(19.1)	(2.4)
Cash dividends	(13.3)	(10.6)

Net cash provided by (used in) financing activities	(49.6)	89.9

Effect of exchange rate changes on cash and cash equivalents	(0.7)	0.8

Net increase in cash and cash equivalents	51.3	153.7

Cash and cash equivalents at the beginning of the year	442.6	226.2

Cash and cash equivalents at the end of the quarter	$493.9	$379.9

Table 4
HARRIS CORPORATION
FY’04 Second Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET

(in millions)	January 2,	June 27,
	2004	2003
Assets
Cash and cash equivalents	$493.9	$442.6
Marketable securities	21.6	23.1
Receivables	418.5	420.0
Unbilled costs and accrued earnings	128.3	164.8
Inventories	231.8	213.9
Current deferred income taxes	96.9	88.1
Income taxes receivable	9.9	5.2
Plant and equipment	292.1	289.2
Goodwill	236.8	228.1
Non-current notes receivable	24.1	28.2
Non-current deferred income taxes	15.4	20.4
Other assets	153.2	156.7

	$2,122.5	$2,080.3

Liabilities and Shareholders’ Equity
Short-term debt	$8.4	$32.0
Accounts payable and accrued expenses	350.0	357.1
Advance payments and unearned income	139.1	106.4
Long-term debt	401.4	401.6
Shareholders’ equity	1,223.6	1,183.2

	$2,122.5	$2,080.3